EXHIBIT 3.03B



                             FORM OF NOTICE OF COMPETITIVE BID REQUEST



To the Lenders party to
   the Credit Agreement
   referred to below


                                             [Date]


Ladies and Gentlemen:

        Reference is made to the Credit Agreement, dated as
, 1996 (the 'CREDIT AGREEMENT'), among Northeast Utilities, The Connecticut Power and Light Company and Western Massachusetts Electric Company, the Banks and Agents named therein, and Citibank, N.A., as Administrative Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. [NAME OF BORROWER]
made a Competitive Bid Request on             , 19  , pursuant to Section
3.03(b)(i) of the Credit Agreement requesting a Competitive Borrowing consisting of [Fixed Rate] [Eurodollar] Competitive Advances, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].{1} Your Competitive Bid must comply with Section 3.03(b)(ii) of the Credit Agreement and the terms set forth on the Competitive Bid Request attached as ScheduleI hereto.

                                      Very truly yours,

                                      CITIBANK, N.A.,
                                         as Administrative Agent



                                      By__________________________
                                            Title:

               ''FOOTNOTES''

 {1 }The Competitive Bid must be received by the Administrative Agent (i) in the case of a proposed Competitive Borrowing to consist of Eurodollar Competitive Advances, by telex or telecopier not later than 9:30 a.m. (New York City time), three Business Days prior to a proposed Competitive Borrowing and (ii)in the case of a proposed Competitive Borrowing to consist of Fixed Rate Competitive Advances, by telex or telecopier not later than 9:30 a.m. (New York City time), on the day of a proposed Competitive Borrowing.